Quarterly Report to Holders of Contingent Value Obligations
For the Quarter Ended June 30, 2005

August 22, 2005

To Holders of Contingent Value Obligations:

This is the quarterly report for the synthetic fuel plants owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC, and Sandy River Synfuel LLC (“the Earthco plants”) for the quarter ending June 30, 2005.

Overview

There are currently 98.6 million Contingent Value Obligations (CVOs) issued and outstanding. CVOs were issued as a result of the Progress Energy, Inc. (Progress Energy or the Company) and Florida Progress Corporation share exchange, which occurred on November 30, 2000. For every Florida Progress Corporation share owned at that time, one CVO was issued.

Each CVO represents the right to receive contingent payments, based on the net after-tax cash flow generated by the Earthco plants. Qualifying synthetic fuel plants entitle their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuel produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50 percent of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. Payments on the CVOs will not be made until tax audit matters are resolved. Based on past tax audit experience, it is anticipated that payments will not begin any sooner than six years after the first operation year for which the net after-tax cash flow generated by the Earthco plants exceeds $80 million.

For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other noncash items plus income tax benefits, and minus income tax incurred. The total amount of net after-tax cash flow for any year will depend upon the final determination of the income tax savings realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could increase or decrease due to changes in the income tax savings realized for the year.

This is only an overview of the terms of the CVOs. The legal documents governing the CVOs contain significant additional information.

Results of Operations for the Quarter Ended June 30, 2005

The estimated net after-tax cash flow for the quarter and year to date for each of the Earthco plants is as follows:

	2nd Quarter *	Year to Date
Solid Energy LLC Ceredo Synfuel LLC Solid Fuel LLC Sandy River Synfuel LLC	$ 0.9 million $(0.2) million $(2.8) million $(17.8) million	$ 1.4 million $(6.7) million $(10.1) million $(18.2) million

An estimated $84.4 million in synthetic fuel tax credits were generated but not realized nor included in the net after-tax cash flow amounts for the six months ended June 30, 2005.

*During 2003, 2004 and the first quarter of 2005, the Company accrued certain royalty obligations that correlate to synthetic fuel production levels; however, no cash payments were made. The Company has exercised its right in the related agreements to escrow those payments if certain conditions in the agreements were met. In May 2005, the Company made an initial payment into escrow of $103.3 million plus interest and fees upon establishment of the necessary escrow accounts. The Company provided adjusted cash flow information for 2004 and 2003 to reflect the allocation of these royalties in the appropriate year in the Quarterly Report to Holders of CVOs for the quarter ended March 31, 2005. The royalties allocated to 2005 and paid into escrow in May 2005 are reflected in the net after-tax cash flows for the second quarter of 2005.

Material Developments as of August 22, 2005

During 2001, the Internal Revenue Service (IRS) released Revenue Procedure 2001-30 and Revenue Procedure 2001-34 that outline the conditions that must be met to receive a Private Letter Ruling (PLR) for Section 29 tax credits from the IRS. PLRs represent advance rulings from the IRS applying its interpretation of the tax law to an entity’s facts for Section 29 credits. In December 2001 and January 2002, favorable PLRs were received for all four Earthco plants.

IRS Proceedings

In September 2002, all four of the Earthco plants were accepted into the IRS’s Pre-Filing Agreement (“PFA”) program in lieu of the ordinary IRS audit process. The PFA program allows taxpayers to accelerate voluntarily the IRS exam process in order to seek resolution of specific issues.

In July 2004, the Company was notified that the IRS field auditors anticipated taking an adverse position regarding the placed-in-service date of the Earthco plants. Due to the IRS auditors’ position, the IRS decided to exercise its right to withdraw from the PFA program with the Company. With the IRS’s withdrawal from the PFA program, the review of the Earthco plants is back on the normal procedural audit path of the Company’s tax returns.

On October 29, 2004, the Company received the IRS field auditors’ preliminary report concluding that the Earthco plants had not been placed in service before July 1, 1998, and that the tax credits generated by those plants should be disallowed. The Company disagrees with the field audit team’s factual findings and believes that the Earthco plants were placed in service before July 1, 1998. The Company also believes that the report applies an inappropriate legal standard concerning what constitutes “placed in service.” The Company intends to contest the field auditors’ findings and their proposed disallowance of the tax credits.

Because of the disagreement between the Company and the field auditors as to the proper legal standard to apply, the Company believes that it is appropriate and helpful to have this issue reviewed by the National Office of the IRS, just as the National Office reviewed the issues involving chemical change. Therefore, the Company is asking the National Office to review the issue and clarify the legal standard and has initiated this process with the National Office. The Company believes that the appeals process, including proceedings before the National Office, could take up to two years to complete; however, it cannot control the actual timing of resolution and cannot predict the outcome of this matter.

In management’s opinion, the Company is complying with all the necessary requirements to be allowed such credits under Section 29, and, although it cannot provide certainty, it believes that it will prevail in these matters. The Company has no current plans to alter its synthetic fuel production schedule for 2005 or future years as a result of the IRS field auditors’ report. However, should the Company fail to prevail in these matters, there could be a material liability for previously used or carried forward Section 29 credits, with a material adverse impact on net after-tax cash flows. If any of the tax credits generated by Earthco plants in operation years 2001-2007 were disallowed, net after-tax cash flow for each operation year would be reduced by the amount of the lost income tax benefits for that year. Such reduction in net after-tax cash flow would reduce any payment holders of CVOs otherwise would have received for the affected operation year. In the event of a total disallowance of Section 29 credits generated by the Earthco plants, no payments would be made to holders of CVOs.

As discussed in Note 8F of the Progress Energy annual report on Form 10-K for the year ended December 31, 2004, the Company implemented changes in its capitalization policies for its Energy Delivery business units in Progress Energy Carolinas (PEC) and Progress Energy Florida (PEF) effective January 1, 2005. As a result of the changes in accounting estimates for the outage and emergency work and indirect costs, a lesser proportion of PEC’s and PEF’s costs will be capitalized on a prospective basis. The Company has requested a method change from the IRS. If the IRS does not grant the Company’s request, the Company cannot predict how the IRS would suggest that the method change be applied. However, the application of the method change to past periods could be reflected in a cumulative adjustment to taxable income in 2005, which likely would have a material impact on income from synthetic fuel tax credits at the Earthco plants.

Proposed Accounting Rules for Uncertain Tax Positions

On July 14, 2004, the Financial Accounting Standards Board (FASB) issued an exposure draft of a proposed interpretation of SFAS No. 109, “Accounting for Income Taxes,” (SFAS No. 109) that would address the accounting for uncertain tax positions. The proposed interpretation would require that uncertain tax benefits be probable of being sustained in order to record such benefits in the financial statements. The Company currently accounts for uncertain tax benefits in accordance with SFAS No. 5, “Accounting for Contingencies” (SFAS No. 5). Under SFAS No. 5, contingent losses are recorded when it is probable that the tax position will not be sustained and the amount of the disallowance can be reasonably estimated. The exposure draft has a 60-day public comment period ending September 12, 2005. As currently drafted the proposed interpretation would apply to all uncertain tax positions and be effective for the Company on December 31, 2005.

As discussed above, the IRS field auditors have recommended that the Section 29 tax credits by the Earthco plants be disallowed. The Company has not yet determined how the proposed interpretation would impact its various income tax positions, including the status of the Earthco tax credits. Depending on the provisions of the FASB’s final interpretation and the Company’s facts and circumstances that exist at the date of the implementation, including the Company’s assessment of the probability of sustaining any currently recorded and future tax benefits, the proposed interpretation could have a material adverse impact on the Company’s financial position and results of operations, including the Company’s evaluation and recognition of Section 29 tax credits and could result in a reduction in planned production or the suspension of production at some or all Earthco plants.

Permanent Subcommittee

In October 2003, the United States Senate Permanent Subcommittee on Investigations began a general investigation concerning synthetic fuel tax credits claimed under Section 29. The investigation is examining the utilization of the credits, the nature of the technologies and fuels created, the use of the synthetic fuel and other aspects of Section 29 and is not specific to the Company’s synthetic fuel operations. The Company provided information in connection with this investigation. The Company cannot predict the outcome of this matter.

Impact of Crude Oil Prices

Although the Section 29 tax credit program is expected to continue through 2007, recent unprecedented increases in the price of oil could limit the amount of those credits or eliminate them altogether for one or more of the years following 2004. This possibility is due to a provision of Section 29 that provides that if the average wellhead price per barrel for unregulated domestic crude oil for the year (the Annual Average Price) exceeds a certain threshold value (the Threshold Price), the amount of Section 29 tax credits are reduced for that year. Also, if the Annual Average Price increases high enough (the Phase-out Price), the Section 29 tax credits are eliminated for that year. For 2004, the Threshold Price was $51.35 per barrel and the Phase-out Price was $64.47 per barrel. The Threshold Price and the Phase-out Price are adjusted annually for inflation.

If the Annual Average Price falls between the Threshold Price and the Phase-out Price for a year, the amount by which Section 29 tax credits are reduced will depend on where the Annual Average Price falls in that continuum. For example, for 2004, if the Annual Average Price had been $57.91 per barrel, there would have been a 50 percent reduction in the amount of Section 29 tax credits for that year.

The Secretary of the Treasury calculates the Annual Average Price based on the Domestic Crude Oil First Purchases Prices published by the Energy Information Agency (EIA). Because the EIA publishes its information on a three-month lag, the Secretary of the Treasury finalizes its calculations three months after the year in question ends. Thus, the Annual Average Price for calendar year 2004 was published on April 6, 2005, and the Annual Average Price for 2004 did not reach the Threshold Price for 2004. Consequently, the amount of the Company’s 2004 Section 29 tax credits was not adversely affected by oil prices.

The Company estimates that the 2005 Threshold Price will be approximately $52 and the Phase-out price will be approximately $65, based on an estimated 2005 inflation adjustment. The monthly Domestic Crude Oil First Purchases price published by the EIA has recently averaged $5 to $6 lower than the corresponding monthly New York Mercantile Exchange (NYMEX) settlement price for light, sweet crude oil. Through July 31, 2005 the average NYMEX settlement price for light, sweet crude oil was $51.90 per barrel and the average futures price for the remainder of 2005 was $61.86 per barrel. The Company estimates that NYMEX settlement prices would have to average approximately $69 for the remainder of 2005 for the Threshold Price to be reached.

The Company estimates that the 2006 Threshold Price will be approximately $52 per barrel and the Phase Out price will be approximately $66 per barrel, based on estimated inflation adjustments for 2005 and 2006. The monthly Domestic Crude Oil First Purchases price published by the EIA has recently averaged $5 to $6 lower than the corresponding monthly NYMEX settlement price for light sweet crude oil. As of July 31, 2005, the average NYMEX futures price for light sweet crude oil for calendar year 2006 was $63.17 per barrel. Based upon the estimated 2006 Threshold Price and Phase Out prices, if oil prices for 2006 remained at the July 31, 2005 average futures price level of $63.17 per barrel for the entire year in 2006, the Company currently estimates that the Section 29 tax credit amount for 2006 would be reduced by approximately 35% to 40%.

In response to the historically high oil prices to date in 2005, the Company adjusted its planned production schedule for the Earthco plants by shifting some of its production planned for April and May 2005 to the second half of 2005. If oil prices rise and stay at levels high enough to cause a phase-out of tax credits, the Company may reduce planned production or suspend production at some or all Earthco facilities.

The Company cannot predict with any certainty the Annual Average Price for 2005 or beyond. Therefore, it cannot predict whether the price of oil will have a material effect on the Earthco plants’ synthetic fuel business after 2004. However, if during 2005 through 2007, oil prices remain at historically high levels or increase, the Earthco plants’ synthetic fuel business may be adversely affected for those years and, depending on the magnitude of such increases in oil prices, the adverse affect for those years could be material and could have an impact on the Earthco plants’ synthetic fuel production plans. If synthetic fuel production at the Earthco plants during 2005-2007 is reduced, net after-tax cash flow of the Earthco plants in an operation year may not exceed $80 million and, in that case, no payments would be made to CVO holders for those years.

Energy Policy Act

On August 8, 2005, President Bush signed the Energy Policy Act of 2005 (the Act) into law. The Act contains key provisions affecting the electric power industry, including the redesignation of the Section 29 tax credit as a general business credit. The amount of Section 29 tax credits that the Company is currently allowed to claim in any calendar year is limited by the amount of the Company’s regular federal income tax liability. Synthetic fuel tax credit amounts allowed but not utilized are currently carried forward indefinitely as deferred alternative minimum tax credits. The redesignation removes the regular federal income tax liability limit on synthetic fuel production and subjects the credits to a 20-year carry forward period. This provision would allow the Company to produce synthetic fuel at a higher level should it choose to do so. The Company is reviewing the Act and cannot currently predict what impact the new law will have on the Earthco plants’ synthetic fuels production or net after tax cash flows.

Supplemental Information

Where can I find a current market value of the CVOs?

CVOs are traded on the Over The Counter “pink sheets.” To obtain a value contact your broker or visit pinksheets.com. Click on the “symbol lookup” and type “Progress Energy” in the “Search for a security” site, click “go” then click on “quote” to obtain the latest quote.

How can I purchase or sell CVOs?

You will need to contact a broker to purchase or sell CVOs.

What is the cost basis in the CVOs?

For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO that was issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over The Counter Market on November 30, 2000. If you received your CVOs in the share exchange your tax basis for your CVOs is 54.5 cents. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.

Who is the Securities Registrar and Transfer Agent for the CVOs?

Effective January 1, 2005, Wachovia Bank, N.A. became the Securities Registrar and Transfer Agent.

Wachovia Bank, N.A.
Shareholder Services
1525 West W.T. Harris Blvd., NC 1153
Charlotte, NC 28262-8522
Call toll-free 1 877.711.4092